EXHIBIT 11


                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                  Nine Months Ended September 30
                                                  ------------------------------
                                                    2002              2001
                                                  --------          --------

Net Income                                           1,789             2,124
  Less dividends on preferred stock                     19               (19)
                                                  --------          --------

Net Income available to common
  stockholders                                       1,770             2,105

Average shares outstanding - both basic
  and diluted                                      668,360           668,360

Earnings per share - Basic and diluted            $   2.65          $   3.15


                                                Three Months Ended September 30
                                                -------------------------------
                                                    2002               2001
                                                  --------           --------
Net Income                                             595                574
  Less dividends on preferred stock                     (6)                (6)
                                                  --------           --------
Net Income available to common
  stockholders                                         589                568

Average shares outstanding - both basic
  and diluted                                      668,360            668,360

Earnings per share - Basic and diluted            $   0.88           $   0.85